Exhibit 99.2

SVB Financial Group/Silicon Valley Bank

Credit Environment Frequently Asked Questions—September 6, 2007

1.	How will falling interest rates impact your net interest margin?

While we cannot address speculation about what action the Federal Reserve may take, in the event of a rate decrease, our net interest margin (NIM) would likely decline. As we disclosed in our second quarter 2007 Form 10-Q, filed on August 9, 2007, based on our balance sheet at June 30, 2007, we estimated that the pre-tax, full-year effect of a 100 basis point decline in market interest rates on net interest income would be a decline of approximately $27.9 million.

We want to point out that in our second quarter 2007 earnings release, which we issued on July 26, 2007, we provided guidance regarding our NIM for 2007. It is important to note that this guidance was based on the assumption that interest rates would not change during the year.

2.	What is the exposure in your loan portfolio to sub-prime mortgages? To private equity?

At present, we have no sub-prime mortgages in our loan portfolio. The vast majority of our lending to private equity firms is in the form of short-term loans used to fund capital calls. We currently enjoy very high credit quality in that segment of our portfolio.

While we do make loans for corporate buyouts sponsored by private equity firms, those loans currently constitute a very small fraction of our loan portfolio—approximately four percent or $136 million as of the second quarter of 2007. We believe the segment of the buyout market we target is less likely to be affected by two key issues we see affecting leveraged lending. First, we believe there is a concern over lenders holding poorly structured, so-called “covenant-lite” loan structures, which provide substantially less protection for lenders than customary loan structures and which lenders now appear to be having difficulty selling at par in the secondary market. The second issue we see is deal size. Owing to broader market concerns over credit structures and pricing, we see bankers having difficulty syndicating their commitments to the multi-billion dollar buyouts.

By contrast, our leveraged lending is at present limited to smaller, micro-cap deals, typically in the range of $15 to $20 million. Covenants are standard for these loans, and we do not currently rely on syndication in the classic sense.

Looking more broadly, we are not seeing any indication at present that the current credit environment is adversely affecting funding from venture capital firms (a primary source of repayment for our clients) or adversely affecting our clients’ business performance.

3.	How is the current credit environment affecting your approach to underwriting?

Our approach to underwriting has not changed. For years, we have structured our lending to accommodate the entire market cycle, making loans with the assumption that there would be down times as well as up times. Our underwriting approach has allowed us to build and maintain a high quality credit portfolio, and we are continuing to employ it.

4.	Have you seen any changes in pricing as a result of the current markets?

Despite the negative news currently out there, this is an area in which we are seeing some positive trends.

When the credit markets are favorable, as they have been in the last few years, we often see other lenders come in with aggressive pricing and more loosely structured, higher risk deals. As part of our long-term credit philosophy, we make a conscious choice to decline deals when we feel the terms and pricing are too loose. We are currently beginning to see some rationalization of the credit process, and pricing and structures appear to be getting tighter. This trend plays to SVB’s strengths by re-emphasizing credit quality, and we believe will promote the long term strength of the overall credit market.

We have also been told that some of our non-bank competitors have had to reprice deals or withdraw altogether from some opportunities as a result of increased funding costs.

5.	How has the quality of your investment portfolio been affected by the credit issues we are seeing in the broader markets?

We believe our investment portfolio has not been meaningfully affected by sub-prime issues at this point. We continue to use our investment portfolio as a steady source of cash flows and an interest rate mitigation tool. Our strategy is to maintain high credit quality and good diversification of assets.

Our investment securities backed by mortgages currently constitute about 75 percent of our long-term investment portfolio, which has a target duration of two to three years; less than 15 percent of that, or approximately $170 million, is currently in non-agency, mortgage-backed securities. Less than six percent of the investment portfolio is currently in Alt-A, non-agency AAA-rated, mortgage-backed securities. These are not considered sub-prime, as they have high FICO scores, average loan-to-value ratios of approximately 60 percent, and ample credit support. Additionally, the vast majority of these mortgages were purchased before October 2005, prior to the peak in housing values. As a result, we expect our investments will continue to provide steady cash flows and allow us to maintain a high quality and liquid investment portfolio.

At this time, asset-backed commercial paper is less than two percent of the portfolio and we are not currently reinvesting in those markets.

6.	What are your sources of liquidity?

To date, our liquidity remains strong. In May of this year, we issued $500 million in long-term, fixed-rate funding ($250 million in senior, five-year debt and $250 million in subordinated, 10-year debt), and our business continues to generate capital. These debt issues were swapped to floating rates, which complements our interest rate risk profile.

We also currently have available uncommitted Federal Funds lines in excess of $1.0 billion, as well as repurchase agreements with multiple securities dealers, which allow us to access short term borrowings using our investment portfolio as collateral, as necessary.

7.	What impact are you seeing in your client investment funds?

We provide our investment clients with a wide array of options. While we are seeing some “flight to quality” as a few clients have moved their money into all-treasury money market mutual funds, we are not currently seeing runoff in client funds.

8.	What changes, if any, are you seeing in your pipeline?

At this point we have not seen any material change in our pipeline or demand for our products and services. One reason for this may be that many of our clients are venture-funded growth companies. While we provide many of these clients with debt to fuel their growth, they are more heavily dependent on equity during these growth stages.

Overall, we are currently seeing continued funding flowing from venture capital firms into our client companies, and would not, at this time, expect a tightening in credit markets to have a significant direct effect on that activity.

Dated as of September 6, 2007

The Frequently Asked Questions (“FAQs”) above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by the use of words such as “becoming,” “may,” “will, “ “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. In these FAQs, SVB Financial Group makes forward-looking statements discussing management’s expectations about the impact to the company’s business of possible changes in interest rates and the effects of current market conditions on our business, including effects on our investment portfolio, our interest rate swap arrangements, credit quality, loan pricing, liquidity, the impact of sub-prime mortgage and corporate buyout market conditions on our business, private equity lending, venture capital funding levels, and credit market conditions. Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Actual results may differ.

Factors that could cause actual results to differ include: (i) existing negative conditions and volatility in portions of the credit markets could extend more broadly to credit markets in which we participate heavily or negatively impact economic conditions generally, either of which would adversely affect our results of operations, (ii) estimates of the impact on our business of changes to prevailing interest rates are based on currently available information and our management’s forecasts and such information could change or such forecasts could ultimately prove to be inaccurate and (iii) estimates herein concerning the potential volatility of our investment portfolio are based on management estimates as well as third party credit ratings and either such estimates or the status of such credit ratings could change or prove to be inaccurate. For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please refer to our most recently-filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

The forward-looking statements included in these FAQs are made only as of the date of these FAQs noted above. No inference as to the accuracy of any statements herein as of any later date should be made. We do not intend, and undertake no obligation, to update these forward-looking statements.